Exhibit 99.1

U.S. Silica to Acquire Regional Frac Sand Producer for $210 million

Adds products and capacity to meet strong demand for low-cost regional sands

FREDERICK, Md., July 18, 2016 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced an agreement to acquire a leading regional sand producer for approximately $210 million, subject to certain adjustments at closing. The transaction will be funded using a combination of cash on hand (57%) and restricted stock (43%). The acquisition of the NBR Sand unit of the privately-owned New Birmingham Inc. is expected to close in August 2016.

The business, located in Tyler, Texas, operates a single sand mine and plant that will have the capacity to produce just over two million tons of fine-grade frac sand per year. The east Texas facility currently sells its products FOB the plant to customers that are primarily drilling and completing wells in the nearby basins. Once completely integrated into U.S. Silica’s market-leading operating, sales and distribution platforms, the Company anticipates the acquisition is expected to generate EPS accretion of $0.20 to $0.30 in 2017.

Bryan Shinn, president and chief executive officer of U.S. Silica said, “This accretive acquisition adds to our capacity and product offering for the growing regional sands market, increasing our ability to effectively satisfy our customer’s needs. We expect to unlock the full potential of this excellent mine by utilizing our strong customer relationships and powerful distribution network. We believe demand for regional sands will continue to grow as a cost effective proppant option for many completions and this is another important step to position U.S. Silica as a leader in the regional sand market.”

Shinn added, “Our team continues to work diligently to identify and close additional attractive, highly accretive acquisitions that are aligned with our corporate strategy. We have a strong pipeline of opportunities that will help our customers meet their goals in an environment with potentially surging sand proppant demand as energy markets recover.”

The NBR Sand unit produces 40/70 Mesh and 100 Mesh Silica Sand. The low-cost, state-of-the-art facility is on approximately 1,400 acres near Interstate 20. It includes 12 storage silos with capacity of more than 10,000 tons and five load-out lanes. The property has more than 20 years of quality reserves. Closing is pending customary regulatory and other approvals.

A conference call and slide presentation to discuss the strategic benefits of the transaction with investors will be held on July 19 at 9:00 a.m. Eastern Time. Hosting the call will be Bryan Shinn, president and chief executive officer. Investors are invited to listen to a live webcast of the call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. A presentation on the acquisition will be available tomorrow morning on the company’s website as well. The call can also be accessed live over the telephone by dialing 877-869-3847 or 201-689-8261 for international callers. To access the slides, please click on the following link: https://event.webcasts.com/starthere.jsp?ei=1111317. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or (201) 612-7415 for international callers. The conference ID for the replay is 13641678. The replay of the call will be available through August 19, 2016.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to integrate the acquired business; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 116-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across its end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois and Houston, Texas.

Contacts

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

301-682-0304

lawsonm@ussilica.com

SOURCE U.S. Silica Holdings, Inc.

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